INDEPENDENT AUDITORS’ CONSENT

To the Board of Trustees and Shareholders Mosaic Equity Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 2-80805 of Mosaic Equity Trust on Form N-1A of our report dated January 27, 2003, appearing in the Annual Report to Shareholders for the year ended December 31, 2002, and to the to the references to us under the headings "Independent Auditors" and "Financial Statements and Other Additional Information" in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

Deloitte & Touche LLP

(signature)

Chicago, Illinois
April 29, 2003